EXHIBIT 99.1 – Press release

For Release Before Market Opens
August 15, 2011

Peoples Educational Holdings, Inc. Reports Fiscal Fourth Quarter and Year End Results

Saddle Brook, New Jersey, August 15, 2011 – Peoples Educational Holdings, Inc. (NASDAQ: PEDH), a leading provider of supplemental educational material for the K-12 school market, today announced its financial results for the fourth quarter and year ended May 31, 2011.

“Despite the revenue decline for the fourth quarter compared to the prior year, I am encouraged by the continuing positive trend over our first and second quarter results. The introduction of our Common Core Standards products, during the third quarter, resulted in a favorable market response. With the upcoming release of our new digital product suite and our End of Course products, we will have an excellent blend of print and digital solutions to meet our customers’ needs,” states Brian T. Beckwith, President and Chief Executive Officer.

Fourth Quarter Financial Results

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Total revenue for the fourth quarter ending May 31, 2011 was $6.8 million, compared to $7.4 million in the prior year. Test Preparation, Assessment, and Instruction product group revenue was $4.2 million, compared to $4.7 million in the prior year. College Preparation revenue was $1.9 million, compared to $2.0 million in the prior year. Literacy revenue was $711,000, compared to $719,000 in the prior year.

•
Gross profit as a percentage of revenue for the quarter was 41.2%, compared to 41.7% in the prior year. Direct Costs as a percentage of revenue decreased from 40.9% to 37.7% due to product revenue mix and lower inventory reserve expense. Prepublication cost amortization as a percentage of revenue was 21.1%, an increase of 3.7 percentage points.

•
Selling expenses for the quarter were $1.6 million, or 23.6% of revenue, compared to $1.5 million, or 20.5% of revenue, in the prior year. The increase is due to higher sales infrastructure costs, offset by lower commission expense as a result of lower revenue.

•	Marketing expenses were $702,000, a year-over-year decline of 1.8%.

•	General and administrative expenses were $1.0 million, a decline of 3.0% from the prior year.

•	Net loss for the quarter was $391,000 ($0.09 per share), compared to a loss of $106,000 ($0.02 per share) in the prior year.

•
Non-GAAP net income, which excludes nonrecurring costs and adjusts for the difference between prepublication expenditures and amortization for the quarter was $127,000, or $0.03 per share, compared to a loss of $679,000 or $0.15 per share in the prior year, due to the timing of prepublication expenditures (see Exhibit 1).

Year End Financial Results

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Total revenue for the twelve months ended May 31, 2011 was $31.3 million, compared to $34.9 million in the prior year. Test Preparation, Assessment and Instruction revenue was $17.4 million, compared to $20.2 million in the prior year. College Preparation revenue was $11.6 million for the current period, compared to $12.1 million, and Literacy revenue was $2.2 million, compared to $2.6 million in the prior year.

•
Gross profit as a percentage of revenue was 40.8%, compared to 41.7% in the prior year. Direct Costs as a percentage of revenue decreased from 42.9% in the prior year to 42.0% as a result of a $265,000 decrease in inventory reserve expense, offset by an increase in product costs due to revenue mix. Prepublication Cost Amortization expense for the year was $5.4 million, which is consistent with the prior year. As a percentage of revenue, it increased from 15.4% to 17.2%.

•	Marketing and selling expenses decreased from $9.3 million (26.8% of revenue) in the prior year to $8.9 million (28.4% of revenue).

•
General and administrative expenses for the year were $4.4 million, a year-over-year decline of $81,000 and 1.8%. Included in the expense was $181,000 of stock-based compensation, an increase of $121,000 from the prior year.

•	Net loss for the twelve-month period was $546,000 ($0.12 per share), compared to net income of $251,000 ($0.06 per share) in the prior year.

•
Non-GAAP net loss, for the year was $164,000, or $0.04 per share, compared to income of $534,000 or $0.12 per share in the prior year (see Exhibit 1). The year-over-year fluctuation is primarily due to the fluctuation in net income (loss) between the two periods.

•
Free cash flow (cash provided by operating activities reduced by expenditures for prepublication costs, equipment, and intangibles, see Exhibit 2) was $265,000 for the year, compared to $3.2 million in the prior year. The fluctuation is a result of a $2.8 million decrease in net cash provided by operations.

Use of Non-GAAP Financial Measures

Some of the measures in this press release are Non-GAAP financial measures within the meaning of SEC Regulation G. We believe that presenting Non-GAAP net income and Non-GAAP earnings per share and Free Cash Flow are useful to investors because they describe our operating performance and help gauge our ability to generate cash flow. We use these Non-GAAP measures as important indicators of our past performance and to plan and forecast performance in future periods. The Non-GAAP financial information presented may not be comparable to similarly titled financial measures used by other companies, and investors should not consider Non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

Conference Call

We have scheduled a conference call today, August 15, 2011, at 11:00 A.M. Eastern Time. The call will be hosted by Brian Beckwith, President and Chief Executive Officer, and Michael DeMarco, Executive Vice President and Chief Financial Officer. A slide presentation highlighting points discussed in our conference call will also be available prior to the conference call through the investor relations section of our web site at www.peopleseducation.com.

Live Conference Call

Monday, August 15, 2011 at 11:00am Eastern Time

US:	800-638-4930
International:	617-614-3944
Participant Passcode:	42014969

Live Audio Webcast:  http://phx.corporate-ir.net/playerlink.zhtml?c=184416&s=wm&e=4144069

Webcast Replay (available approximately two hours after conference call ends through
August 14, 2012)    http://phx.corporate-ir.net/playerlink.zhtml?c=184416&s=wm&e=4144069

Dial-in Audio Replay (available approximately two hours after conference call ends through
August 22, 2011)

Dial In:	888-286-8010
International:	+1-617-801-6888
Passcode:	47442512

About Peoples Educational Holdings, Inc.

Peoples Educational Holdings, Inc., is a publisher and marketer of print and digital educational materials for the K-12 school market. The Company focuses its efforts in three market areas:

Test Preparation, Assessment, and Instruction
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Test Preparation and Assessment: We create and sell state-customized, print and digital, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests for grades 1-12.

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Instruction: We produce and sell proprietary state-customized print worktexts and print and web-based delivered assessments for grades 1-8. These products provide students with in-depth instruction and practice in reading, language arts, and mathematics. In addition, our backlist remedial and multicultural products are included in this group.

Literacy
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We distribute for three publishers, on an exclusive basis in the United States, supplemental literacy materials for grades K-8. These materials include an extensive selection of leveled reading materials, high interest engaging resources for striving readers, series that integrate reading, science and social studies, and selections and strategies for students who are in the process of learning English.

College Preparation
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We distribute and publish instructional materials that meet the required academic standards for high school honors, college preparation, and Advanced Placement courses. We are the exclusive high school distributor for two major college publishers. We also publish our own proprietary college preparation supplements and ancillary materials.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in section 21E of the Securities Exchange Act of 1934) regarding the Company and its markets. These forward-looking statements involve a number of risks and uncertainties, including (1) changes in demand from customers, (2) changes in product or customer mix or revenues and in the level of operating expenses, (3) rapidly changing technologies and the Company's ability to respond thereto, (4) the impact of competitive products and pricing, (5) federal, state and local levels of educational spending, (6) the Company’s ability to retain qualified personnel, (7) the Company’s ability to retain its distribution agreements in the College Preparation and Literacy markets, (8) the sufficiency of the Company’s copyright protection, and (9) the Company’s ability to continue to rely on the services of a third-party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

Contact:

Peoples Education, Inc., Saddle Brook, NJ 07663
Press Contact: Victoria Kiely
Phone: 201-712-0090 ext. 215
investorrelations@peoplesed.com

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (AUDITED)
(In Thousands-Except Share Data)

	May 31, 2011	May 31, 2010
ASSETS
Current Assets
Cash and Cash Equivalents	$18	$110
Accounts Receivable Net of Allowances for
Doubtful Accounts and Returns	2,745	2,990
Inventory	3,196	3,591
Prepaid Expenses and Other	322	264
Prepaid Marketing Expenses	505	642
Deferred Income Taxes	1,136	833
Total Current Assets	7,922	8,430
Equipment - At Cost, Less Accumulated Depreciation
of $2,515 and $2,444, respectively	314	249
Other Assets
Deferred Prepublication Costs, Net	12,269	12,864
Deferred Income Taxes	501	477
Trademarks, Net	255	189
Prepaid Expenses and Other	108	167
Total Other Assets	13,133	13,697
Total Assets	$21,369	$22,376

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current Maturities of Long Term Obligations	$2,000	$2,000
Accounts Payable	4,340	4,904
Accrued Compensation	394	153
Other Accrued Expenses	520	527
Deferred Revenue	438	404
Total Current Liabilities	7,692	7,988
Long Term Obligations, Less Current Maturities	8,234	8,584
Total Liabilities	15,926	16,572
Commitments and Contingencies
Stockholders' Equity
Preferred Stock, authorized 1,500,000 shares; none issued	-	-
Common Stock, $0.02 par value; authorized 8,500,000 shares;
issued, 4,481,434 as of May 31, 2011 and 4,478,434 May 31, 2010	90	90
Additional Paid In Capital	8,305	8,120
Accumulated Deficit	(2,888)	(2,342)
Treasury Stock, 16,232 shares for both periods, at cost	(64)	(64)
Total Stockholders' Equity	5,443	5,804
Total Liabilities and Stockholders' Equity	$21,369	$22,376

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands- Except Share Data)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Revenue, Net	$6,840	$7,411	$31,270	$34,915

Cost of Revenue
Direct Costs	2,578	3,031	13,139	14,981
Prepublication Cost Amortization	1,446	1,292	5,364	5,384
Total	4,024	4,323	18,503	20,365

Gross Profit	2,816	3,088	12,767	14,550

Selling, General and Administrative Expenses	3,317	3,270	13,263	13,819

Income (Loss) from Operations	(501)	(182)	(496)	731

Other Expenses, Net	50	13	71	37
Interest Expense	76	71	306	277
Total	126	84	377	314

Income (Loss) Before Income Taxes	(627)	(266)	(873)	417

Income Tax Expense (Benefit)	(236)	(160)	(327)	166

Net Income (Loss)	$(391)	$(106)	$(546)	$251

Net Income (Loss) per Common Share
Basic and Diluted	$(0.09)	$(0.02)	$(0.12)	$0.06

Weighted-average Number of Common Shares Outstanding
Basic	4,465	4,462	4,465	4,462
Diluted	4,465	4,462	4,465	4,465

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (AUDITED)
(In Thousands)

	Twelve Months Ended
	May 31,
	2011	2010
Cash Flows From Operating Activities
Net Income (Loss)	$(546)	$251
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities
Depreciation	161	223
Amortization of Prepublication Costs and Trademarks	5,384	5,400
Stock-Based Compensation	181	60
Market Value Adjustment of Interest Rate Swap	11	(153)
Deferred Income Taxes	(327)	153
Changes in Assets and Liabilities
Accounts Receivable	245	(148)
Inventory	395	628
Prepaid Expenses and Other	1	165
Prepaid Marketing Expenses	137	220
Accounts Payable and Accrued Expenses	(330)	561
Deferred Revenue	34	126
Income tax refund attributable to net operating loss carryback	-	635
Net Cash Provided By Operating Activities	5,346	8,121

Cash Flows From Investing Activities
Purchases of Equipment	(226)	(85)
Expenditures for Intangibles	(86)	(35)
Expenditures for Prepublication Costs	(4,769)	(4,782)
Net Cash Used In Investing Activities	(5,081)	(4,902)

Cash Flows From Financing Activities
Net (Payments) Borrowings Under Line of Credit	1,639	(1,117)
Exercise of Stock Options	4	-
Principal Payments On Long Term Debt	(2,000)	(2,034)
Net Cash Used In Financing Activities	(357)	(3,151)

Net Increase (Decrease) in Cash and Cash Equivalents	(92)	68

Cash and Cash Equivalents
Beginning of Year	110	42
End of Year	$18	$110

Supplemental Cash Flow Information
Cash Payments for:
Interest	$286	$487

Exhibit 1

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss)

(In Thousands - Except Share Data)

	Three Months Ended		Twelve Months Ended
	5/31/2011	5/31/2010	5/31/2011	5/31/2010
Net Income (Loss)	$(391)	$(106)	$(546)	$251

Amortization of Prepublications Costs	1,446	1,292	5,364	5,384
Cash Expenditures for Prepublication Costs	(620)	(2,165)	(4,769)	(4,782)
Market Value Adjustment of Interest Rate Swap	(4)	(36)	11	(153)
Adjusted Income Tax Expense (Benefit)	(304)	336	(224)	(166)
Non-GAAP Net Income (Loss)	$127	$(679)	$(164)	$534

Basic Weighted Shares Outstanding	4,465	4,462	4,465	4,462

Non-GAAP Earnings (Loss) Per Share	$0.03	$(0.15)	$(0.04)	$0.12

Exhibit 2

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(In Thousands)
	Twelve Months Ended
	5/31/2011	5/31/2010
Net Cash Provided by Operating Activities	$5,346	$8,121
Cash Expenditures for Equipment and Intangibles	(312)	(120)
Cash Expenditures for Prepublication Costs	(4,769)	(4,782)
Free Cash Flow	$265	$3,219